EXHIBIT 99.1

United-Guardian Reports Record Six-Month Sales

HAUPPAUGE, N.Y., Aug. 10, 2010 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (Nasdaq:UG) reported today that sales for the first six months of 2010 exceeded $7.3 million, the highest six-month sales period in the Company's history and a 6% increase over the first six months of 2009. The Company also posted its highest second quarter revenue figure ever at $3.7 million, an increase of 25% over the second quarter of last year. A one-time pension termination expense caused earnings to be slightly lower than last year, with earnings per share of $0.35 for the first six months of 2010 compared with $0.39 for the comparable period last year.

Ken Globus, President of United-Guardian, stated, "In July the Company finally terminated its burdensome defined benefit pension plan, which resulted in a one-time charge to earnings of $0.12 per share for the second quarter. Had it not been for this one-time expense, earnings for the quarter would have been $0.25 per share, which would have represented an increase of over 60% compared with last year's second quarter, and earnings for the six-month period would have been $0.46 per share, which would have been an 18% increase over last year. Now that the plan has been terminated and this one-time expense is behind us, the costs and administrative burdens associated with maintaining the defined benefit pension plan will soon be eliminated. With very strong sales in July and an excellent start to August, we are confident that we will continue to have a very profitable year."

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

The United-Guardian, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6000

NOTE:   This press release contains both historical and "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company's expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the "safe harbor" provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company's business please refer to the company's reports and filings with the Securities and Exchange Commission.

RESULTS FOR THE SIX AND THREE MONTHS ENDED JUNE 30, 2010 and JUNE 30, 2009
(UNAUDITED)

	SIX MONTHS ENDED JUNE 30,		THREE MONTHS ENDED JUNE 30,
	2010	2009	2010	2009

Net sales	$ 7,311,467	$ 6,888,287	$ 3,734,552	$ 2,993,144

Costs and expenses:
Cost of sales	2,811,946	2,819,916	1,397,379	1,273,597
Operating expenses	1,326,629	1,397,382	708,580	687,397
Pension plan termination	847,744	--	847,744	--
	4,986,319	4,217,298	2,953,703	1,960,994
Income from operations	2,325,148	2,670,989	780,849	1,032,150

Other income:
Investment income	225,146	185,083	132,876	93,481

Income from operations before income taxes	2,550,294	2,856,072	913,725	1,125,631

Provision for income taxes	829,926	945,400	289,201	370,200

Net Income	$ 1,720,368	$ 1,910,672	$ 624,524	$ 755,431

Earnings per common share (Basic and Diluted)	$ 0.35	$ 0.39	$ 0.13	$ 0.15

Weighted average shares – basic and diluted	4,882,627	4,946,439	4,819,516	4.946,439

** Additional financial information can be found at the company's web site at www.u-g.com.**

CONTACT:  United-Guardian, Inc.
          Public Relations
          Robert S. Rubinger
          (631) 273-0900